                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS:
Rosalind Thompson                              Investor Relations:
Executive Vice President-Human Resources       Brian Carney
JO-ANN STORES INC.                             EXECUTIVE VICE PRESIDENT-CFO
330/656-2600                                   Jo-Ann Stores, Inc.
http://www.joann.com                           330/656-2600
--------------------


              JO-ANN STORES NAMES BERYL RAFF TO BOARD OF DIRECTORS

   J.C. PENNEY MERCHANDISING EXECUTIVE WAS RESPONSIBLE FOR SUCCESSFUL STRATEGY
                                    AT ZALE


HUDSON, OH--August 6, 2001-- Veteran retail executive Beryl Raff, architect of the merchandising strategy that helped Zale Corporation become the largest specialty retailer of fine jewelry in North America, has been elected to fill a vacancy in the board of Jo-Ann Stores Inc. (NYSE: JAS.A and JAS.B), the leading national fabric and craft retailer.


Raff, 50, recently became senior vice president-general merchandising manager for the Retail Jewelry Division of J.C. Penney Company, Inc.


"Beryl Raff is well recognized throughout the retail industry as an outstanding merchant and strong multi-store retail executive," said Alan Rosskamm, chairman and chief executive officer. "Her leadership experience throughout Zale's dramatic and successful turnaround will benefit Jo-Ann Stores as we continue to execute our own initiatives to restore the Company to profitability in the next year. We look forward to gaining her strategic and organizational counsel."


Raff was formerly chairman and chief executive officer of Zale, responsible for the strategic guidance of the corporation as well as the day-to-day business of the company's seven brands and all support areas. She joined the company as president of Zales Jewelers in 1994, a year after Zale emerged from bankruptcy. Raff progressively served as executive vice president and chief operating officer, president and chief operating officer and president and chief executive officer of the corporation before being named chairman and CEO. During that period, the business grew from $950 million to $2.4 billion.


Earlier in her career, Raff spent 19 years with R.H. Macy & Company, advancing from department manager to senior vice president/general merchandising manager. She holds a master's of business administration from Drexel University and a bachelor of science from Boston University.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 49 states, operates 928 Jo-Ann Fabrics and Crafts traditional stores and 62 Jo-Ann etc superstores.